                                                                  EXHIBIT (c)(2)
                                                                  EXECUTION COPY


                                    STOCKHOLDER AGREEMENT dated as of February
                           10, 1997, among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), INO ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") and the individuals and other parties listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").

                  WHEREAS Parent, Sub and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for (i) the making of a cash tender offer (as such offer may be amended from time to time as permitted under the Merger Agreement, the "Offer") by Sub for all the outstanding shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock") and (ii) for the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement; and

                  WHEREAS each Stockholder owns the number of shares of Company Common Stock set forth opposite his or its name on Schedule A attached hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholders after the date hereof and during the term of this Agreement (including, without limitation, through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares"); and

                  WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement;

                  NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

                  1. Representations and Warranties of each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself or itself as follows:

                  (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against such Stockholder in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity). Except for the expiration or termination of the waiting periods under the HSR Act, informational filings with the SEC and the existence of the pledge agreement described in Exhibit I hereto (the "Pledge Agreement"), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets, including the Subject Shares. If the Stockholder is a natural person and is married, and the Stockholder's Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity). No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

                  (b) The Subject Shares. Except with respect to Shares subject to the Pledge Agreement, the Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his or its name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his or its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

                  2. Purchase and Sale of Shares. Each Stockholder hereby severally agrees to sell to Sub, and Sub hereby agrees to purchase, all Subject Shares set forth opposite such Stockholder's name on Schedule A hereto, at a price per Share equal to $13.75 per Share; provided that such obligation to sell and such obligation to purchase are subject to Sub having accepted Shares for payment under the Offer and subject to the Minimum Condition having been satisfied. Such Stockholder may tender such Subject Shares into the Offer and Sub may direct that such Stockholder tender such Subject Shares and not withdraw any Subject Shares so tendered. Any Subject Shares not purchased in the Offer will be purchased at the same time as payment is made under the Offer.

                  3. Representation and Warranty of Parent and Sub. Parent and Sub each hereby represents and warrants to each Stockholder that each of them has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the articles of incorporation or by-laws of Parent and Sub, note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation or any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to either Parent or Sub or to Parent or Sub's property or assets.

                  4. Covenants of Each Stockholder. Until the termination of this Agreement in accordance with Section 10, each Stockholder, severally and not jointly, agrees as follows:

                  (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

                  (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) against (i) any Takeover

         Proposal as such term is defined in Section 6.02(a) of the Merger Agreement or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of each class of Company Common Stock. Subject to Section 12, the Stockholder further agrees not to enter into any agreement inconsistent with the foregoing.

                  (c) The Stockholder shall not, prior to the earliest of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms, (i) sell, transfer, give, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), consent to any transfer of, any or all of such Subject Shares or any interest therein or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Offer or the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Takeover Proposal and agrees not to commit or agree to take any of the foregoing actions.

                  (d) Subject to the terms of Section 12, during the term of this Agreement, the Stockholder shall not, nor shall it permit any investment banker or attorney retained by, or any other adviser or representative of, such Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, that it is understood that this clause (ii) will not be deemed to have been violated if in response to an unsolicited inquiry, the Stockholder states that it or he is subject to the provisions of this Agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker or attorney retained by, or other adviser or representative of, such Stockholder, whether or not such person is purporting to act on behalf of such Stockholder, shall be deemed to be a violation of this
         Section 4(d) by such Stockholder.

                  (e) Until after the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall, at the expense of Parent, use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

                  (f) Such Stockholder, and any beneficiary of a revocable trust for which such Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

                  (g) (i) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, each Stockholder shall pay to Parent on demand an amount equal to all profit determined in accordance with
         Section 4(g)(ii) of such Stockholder from the consummation of any transaction which gives rise to the Company's obligation to pay the Termination Fee pursuant to the Merger Agreement.

                  (ii) For purposes of this Section 4(g), the profit of any Stockholder from any Takeover Proposal shall equal (A) the aggregate consideration that would have been received by such Stockholder pursuant to such Takeover Proposal if such Stockholder held the same number of Subject Shares at the consummation of such Takeover Proposal as he held at the time the Merger Agreement was terminated (including any consideration that would have been received in respect of any unexercised stock options or warrants or similar instruments held at the time the Merger Agreement was terminated), valuing any noncash consideration

(including any residual interest in the Company) at its fair market value on the date of such consummation less (B) the fair market value of the aggregate consideration that would have been issuable or payable to such Stockholder (assuming all stock options, warrants or similar instruments held by such Stockholder were exercised) if he had received the Merger Consideration pursuant to the Merger Agreement as originally executed (without giving effect to any increase in such Merger Consideration).

                  (iii) In the event that (x) prior to the Effective Time, a Takeover Proposal shall have been made and (y) the Effective Time of the Merger shall have occurred and Parent for any reason shall have increased the amount of Merger Consideration payable over that set forth in the Merger Agreement in effect on the date hereof (the "Original Merger Consideration"), each Stockholder shall pay to Parent on demand an amount in cash equal to the product of (i) the number of Subject Shares of such Stockholder and (ii) 100% of the excess, if any, of (A) the per share cash consideration or the per share fair market value of any noncash consideration, as the case may be, received by the Stockholder as a result of the Merger, as amended, determined as of the Effective Time of the Merger, over (B) the amount of the Original Merger Consideration determined as of the time of the first increase in the amount of the Original Merger Consideration.

                  (iv) For purposes of this Section 4(g), the fair market value of any noncash consideration consisting of:

                  (A) securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ/NMS for the twenty trading days prior to the date of determination; and

                  (B) consideration which is other than cash or securities of the form specified in clause
                           (A) of this Section 4(g)(iv) shall be
                           determined by a nationally recognized
                           independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne by Parent. The determination of the investment banking firm shall be binding upon the parties.

                  (v) Any payment of profit under this Section 4(g) shall (x) if paid in cash, be paid by wire transfer of same day funds to an account designated by Parent and (y) if paid through a transfer of securities (with the method and timing of such transfer to be mutually agreed), be paid as soon as practicable through delivery of such securities, suitably endorsed for transfer; provided that the Stockholder shall be required to pay cash under this Section 4(g) only to the extent the fair market value of the securities transferred pursuant to clause (y) is less than such Stockholders' profit.

                  5. Covenant of Ronald Blum. Ronald Blum shall have his Shares released from the pledge pursuant to the Pledge Agreement as soon as practicable after the date hereof but in any event within ten business days after the date hereof.

                  6. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and James R. Utaski and James R. Hilton, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares against (i) any Takeover Proposal or (ii) any amendment of the Company's Articles of Incorporation or By-laws, or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

                  (b) Such Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

                  (c) Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL").

                  7. Further Assurances. Each Stockholder will, at Parent's expense, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                  8. Certain Events. (a) Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by any Stockholder, the number of Subject Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Stockholder.

                  (b) Each Stockholder agrees that such Stockholder will tender to the Company, within 10 business days after the date hereof (or, in the event Subject Shares are acquired subsequent to the date hereof within 10 business days after the date of such acquisition), any and all certificates representing such Stockholder's Subject Shares in order that the Company may inscribe upon such certificates the legend in accordance with Section 7.10 of the Merger Agreement.

                  9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that (i) Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any subsidiary of Parent that may be substituted for Sub as contemplated by Section 2.01 of the Merger Agreement, and (ii) Parent may assign, in its sole discretion, any and all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, provided that Parent will remain liable for its obligations hereunder in the event of any assignment pursuant to this clause (ii). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  10. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date upon which the Merger Agreement is terminated in accordance with its terms, provided that a Termination Fee has not become, and could not at any time in the future become, payable under the Merger Agreement, in which case Sections 4(g), 7 (as it relates to the other sections of this Agreement that survive such termination), 8, 9, 10, 11, 13 and 14 shall survive until such Termination Fee is paid.

                  11.  General Provisions.

                  (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 10.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

                  (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

                  (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

                  (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein)
         (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

                  (g) Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger

         Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Sub would become, or could reasonably be expected to become an "interested stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the DGCL from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

                  12. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein (including, without limitation, the provisions of Section 4(d)) shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company.

                  13. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

                  14. Public Announcements. Each Stockholder will consult with Parent before issuing, and provide Parent with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

                  IN WITNESS WHEREOF, Parent, the Company and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          JOHNSON & JOHNSON

                                          By:___________________________________
                                                  Name:
                                                  Title:

                                          INO ACQUISITION CORP.

                                          By:___________________________________
                                                  Name:
                                                  Title:

                                          CHASE VENTURE CAPITAL
                                          ASSOCIATES, L.P.

                                          By Chase Capital Partners,
                                             A General Partner

                                                By:_____________________________
                                                        Name:
                                                        Title:

                                          CIBC WOOD GUNDY VENTURES, INC.

                                          By:___________________________________
                                                  Name:
                                                  Title:

                                          RONALD D. BLUM, O. D.

                                          ______________________________________

                                   SCHEDULE A

                                                            Number of
 Name and                                               Shares of Company
Address of                                                Common Stock
Stockholder                                              Owned of Record
-----------                                              ---------------
Chase Venture Capital                                       2,210,323
Associates, L.P.
c/o Chase Capital Partners
270 Park Avenue
New York, NY 10017

CIBC Wood Gundy Ventures, Inc.                               779,007
425 Lexington Avenue
New York, NY 10017

Dr. Ronald D. Blum, O.D.                                     342,278
5320 Silver Fox Road
Roanoke, VA 24014